Exhibit 99.1

IRONSHORE THERAPEUTICS, INC.

Report of Independent Auditors

To the Shareholders and Board of Directors of Ironshore Therapeutics, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying balance sheet of Ironshore Therapeutics, Inc. (the “Company”) as of December 31, 2023, the related consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted accounting in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Toronto, Canada

November 14, 2024

IRONSHORE THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,	June 30,
	2023	2024
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,426	$10,785
Marketable securities	30	30
Accounts receivable	46,322	54,849
Prepaid expenses and other current assets	11,209	10,422
Inventory	5,551	5,473
Total current assets	64,538	81,559
Property and equipment	433	582
Right-of-use assets, net	3,108	2,549
Total assets	$68,079	$84,690
Liabilities and shareholders’ deficit
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$78,537	$100,354
Asset backed lending	7,308	12,625
Current portion of operating lease liabilities	355	211
Current portion of notes payable	–	5,625
Current portion of deferred royalty obligation	8,355	10,134
Total current liabilities	94,555	128,949
Deferred revenue	–	10,000
Notes payable, net of current portion	149,936	144,163
Operating lease liabilities, net of current portion	1,634	1,564
Deferred royalty obligation, net of current portion	102,633	113,374
Warrant liability	9,512	8,252
Derivative liability	–	36,000
Total liabilities	358,270	442,302
Shareholders’ deficit
Common stock, no par value, unlimited authorized, 348,820,766 shares issued and outstanding	–	–
Additional paid-in capital	197,916	197,916
Accumulated deficit	(488,107)	(555,528)
Total shareholders’ deficit	(290,191)	(357,612)
Total liabilities and shareholders’ deficit	$68,079	$84,690

The accompanying notes are an integral part of these consolidated financial statements.

IRONSHORE THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands)

	Year	Six-Months
	Ended	Ended
	December 31,	June 30,
	2023	2024
		(unaudited)
Product revenue, net	$78,586	$43,827
Cost of product revenue	8,623	5,085
Gross profit	69,963	38,742
Operating expenses
Research and development	5,085	2,776
Selling, general and administrative	71,610	42,307
Total operating expenses	76,695	45,083
Other (expense) income
Interest expense	(45,545)	(25,389)
Interest income	43	3
Change in fair value of financial instruments	3,082	(34,545)
Other income	340	–
Foreign exchange (loss) gain	(27)	3
Total other (expense) income	(42,107)	(59,928)
Loss before income taxes	(48,839)	(66,269)
Provision for income taxes	969	1,152
Net loss and comprehensive loss	$(49,808)	$(67,421)

The accompanying notes are an integral part of these consolidated financial statements.

IRONSHORE THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(amounts in thousands, except share data)

			Additional		Total
		Common Stock	Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2023	348,820,766	$–	$197,916	$(438,299)	$(240,383)
Net loss	–	–	–	(49,808)	(49,808)
Balance at December 31, 2023	348,820,766	–	197,916	(488,107)	(290,191)
Net loss (unaudited)	–	–	–	(67,421)	(67,421)
Balance at June 30, 2024 (unaudited)	348,820,766	$–	$197,916	$(555,528)	$(357,612)

The accompanying notes are an integral part of these consolidated financial statements.

IRONSHORE THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

		Six-Months
	Year	Ended
	Ended	June 30,
	December 31,	2024
	2023	(unaudited)
Cash flows from operating activities:
Net loss	$(49,808)	$(67,421)
Adjustments for non-cash activities:
Change in fair value of financial instruments	(3,082)	34,545
Depreciation expense	120	104
Amortization expense	27	–
Non-cash interest expense	29,372	16,276
Non-cash lease expense	1,081	413
Changes in operating assets and liabilities:
Accounts receivable	(13,807)	(8,527)
Prepaid expenses and other current assets	(4,961)	787
Inventory	(1,133)	78
Accounts payable and accrued expenses	34,000	21,817
Deferred revenue	–	10,000
Operating lease assets and liabilities	267	(68)
Net cash (used in) provided by operating activities	(7,924)	8,004
Cash flows from investing activities:
Purchases of property and equipment	(421)	(253)
Net cash used in investing activities	(421)	(253)
Cash flows from financing activities:
Royalty payments	(6,090)	(3,709)
Net proceeds from asset backed lending	7,308	5,317
Net cash provided by financing activities	1,218	1,608
Net (decrease) increase in cash	(7,127)	9,359
Cash and cash equivalents – beginning of period	8,553	1,426
Cash and cash equivalents – end of period	$1,426	$10,785

Supplementary cash flow information:
Cash paid for interest	$15,792	$8,177
Cash paid for income taxes	$538	$865

The accompanying notes are an integral part of these consolidated financial statements.

IRONSHORE THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands)

1. Nature of the Business

Ironshore Therapeutics, Inc. (the “Company”) leveraged the proprietary drug-delivery technology DELEXIS® to develop JORNAY PM®, a novel formulation of methylphenidate, a psychostimulant that is used to treat attention-deficit/hyperactivity disorder. JORNAY PM obtained regulatory approval for sale in the United States on August 9, 2018 and was commercially launched in the first half of 2019.

The Company was acquired by Collegium Pharmaceuticals, Inc. (“Collegium”) on September 3, 2024.

The Company’s operations are subject to certain risks and uncertainties. The principal risks include inability to continue successfully commercializing products, changing market conditions for products and development of competing products, changing regulatory environment and reimbursement landscape, product-related litigation, manufacture of adequate commercial inventory, inability to secure adequate supplies of active pharmaceutical ingredients, key personnel retention, protection of intellectual property, patent infringement litigation, and the ability to fund operations The Company has funded its operations primarily with proceeds from the sale of equity and debt instruments. The Company has incurred recurring operating losses since its inception, including operating losses of $49,808 in the year ended December 31, 2023 and $67,421 in the six-months ended June 30, 2024. As a result of the acquisition by Collegium on September 3, 2024, the future viability of the Company is dependent on the operations and liquidity of its parent company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, including estimates related to rebates, discounts, incentives, and product returns, forecasted sales projections that affect the fair value of deferred royalty obligations, and significant estimates related to the fair value of warrant instruments and a change in control embedded derivative instrument. Assumptions, estimates and judgments are based on historical experience, expectations, current trends, and other factors that management believes to be relevant. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ materially from those estimates.

Concentrations of Credit Risk

The Company has no significant off-balance sheets risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company deposits its cash and cash equivalents in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

For the year ended December 31 ,2023 and the six-months ended June 30, 2024, the Company has not experienced any credit losses with respect to the collection of its accounts receivable.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Unaudited Information

The information as of June 30, 2024 and for the six-month period ended June 30, 2024 is unaudited.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in interest-bearing money market accounts. Cash equivalents are carried at cost, which approximates their fair market value.

Marketable Securities

Marketable securities consist of highly liquid and rated certificates of deposit with an original maturity date greater than 90 days which are considered available-for-sale investments. The Company records interest earned and net amortization of premiums and discounts on investments within interest income on its consolidated statements of operations and comprehensive loss. The Company records unrealized gains (losses) on available-for-sale debt securities as a component of accumulated other comprehensive income. Realized gains and losses are determined using the specific identification method.

For available-for-sale debt securities with unrealized losses, the Company assesses whether a credit loss allowance is required using an expected loss model. This process involves evaluating whether the fair value of an investment is recoverable when compared to its amortized cost. If an increase in fair value is observed, the Company may reduce any previously recognized credit losses. In determining whether impairments are other-than-temporary, the Company considers its ability and intention to hold the investment until market price recovery, as well as issuer-specific credit ratings, historical losses, and current economic conditions. The Company generally intends to retain investments until their amortized cost is recovered has not identified any investments with other-than-temporary impairment.

Inventory

Inventories are stated at the lower of cost or net realizable value. Inventory costs consist of costs related to the manufacturing of the Company’s product, JORNAY PM, which are primarily the costs of contact manufacturing and active pharmaceutical ingredients. The Company determines the cost of its inventories on a specific identification basis and removes amounts from inventories on a first-in, first-out basis. If the Company identifies excess, obsolete, or unsalable items, inventories are written down to their realizable value in the period in which the impairment is identified. These adjustments are recorded based upon various factors, including the level of product manufactured by the Company, the level of product in the distribution channel, current and projected demand and the expected shelf-life of the inventory components.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives of the assets:

Estimated Useful Life
Office and computer equipment	3 years
Leasehold improvements	Lesser of lease term or life of the asset

Upon disposal, retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. Expenditures for repairs and maintenance that do not improve or extend the lives of the respective assets are charged to expense as incurred.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment and operating lease right of use assets. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be measured as the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows.

Debt Arrangements

The Company has issued notes payable together with freestanding deferred royalty obligations and warrants which include embedded derivatives that require bifurcation and separate accounting. Proceeds of these arrangements are allocated to the freestanding deferred royalty obligations and warrants and the embedded derivatives based on the fair value of such instruments on the issuance date, with the remaining consideration allocated to the debt arrangements. The notes payable are recorded on an amortized cost basis, with interest and financing costs recognized on an effective interest rate method. Deferred royalty obligations are adjusted utilizing a cumulative catch-up policy, where the effective interest rate that was determined at the inception of the agreements is used to calculate the present value of the estimated remaining future payments and is adjusted based on changes in anticipated future cash flows. Warrants and embedded derivatives are recognized at fair value, with changes in fair value included as other income (expense).

Revenue Recognition

Revenue is recognized upon transfer of control of the product to the customer in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The determination of the transaction price includes a deduction for discounts, allowances, provisions for chargebacks, other price adjustments and estimates for future rebates and returns. The methodology and assumptions used to estimate rebates and returns includes consideration of factors such as contractual terms and historical trends, and includes an assessment of all available information.

Generally, the Company does not expect that returned product is resalable and, therefore, no value is recorded for potential return of such products. The Company’s returns estimates are based on market-related information such as estimated stock levels at distributors and competitor activity, as well as the Company’s historical experience relative to the rate of product returns. In certain agreements, the Company agrees to provide price protection and provide a credit to the distributor to adjust on-hand, on-order, and in-transit inventory, in the event of a price reduction. The Company will estimate the amount of price reduction that may be provided to the distributor at the time the performance obligation is satisfied. In certain distributor agreements, distributors are entitled to a discount for prompt payment. The Company will consider both historical evidence and known current events when determining if the transaction price should be reduced. The Company will reassess the estimated reduction in the transaction price at each reporting period and adjust if any changes in the estimated discount differ from the initial estimate.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including internal costs such as salaries and external cost such as the costs of outside vendors engaged to conduct research and development.  The Company records accrued liabilities for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs.

Stock-Based Compensation

The Company measures the estimated fair value of the stock-based award on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company has stock-based awards with performance-based vesting conditions and records the expense for these awards only if it is probable that the performance condition will be met.

Income Taxes

Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established.

The Company accounts for uncertain tax positions recognized in the consolidated financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Leases

The Company records lease assets and liabilities for lease arrangements exceeding a 12-month initial term. At the lease commencement date, the Company records a beginning lease liability equal to the present value of minimum lease payments to be made over the lease term discounted using the Company’s incremental borrowing rate and a corresponding lease asset adjusted for incentives received and initial direct costs. The Company records operating lease rent expense in the consolidated statements of operations and comprehensive loss over the lease term. Variable lease costs are not included in the measurement of the operating lease liability and are recognized in the period in which they are incurred. Leases with an initial term of 12 months or less, or short-term leases, are not recorded on the Company’s consolidated balance sheets. Short-term lease expense is recognized on a straight-line basis over the lease term. The Company does not have any financing lease arrangements.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in stockholders’ equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) includes net income (loss) as well as other changes in stockholders’ (deficit) equity which includes certain changes that are excluded from net income (loss). As there are no items of other comprehensive income (loss) for the periods presented, comprehensive loss equals the Company’s net loss for all periods presented.

Subsequent Event Considerations

The Company considers events or transactions that occur after the consolidated balance sheets date but prior to the issuance of the financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280). The amendments in this update expand segment disclosure requirements, including new segment disclosure requirements for entities with a single reportable segment among other disclosure requirements. This update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740). The amendments in this update expand income tax disclosure requirements, including additional information pertaining to the rate reconciliation, income taxes paid, and other disclosures. This update is effective for annual periods beginning after December 15, 2024. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued, but not yet effective, are not expected to be applicable to the Company or have a material effect on the consolidated financial statements upon future adoption.

3. Fair Value of Financial Assets and Liabilities

During the year ended December 31, 2023 and the six-months ended June 30, 2024, the Company did not transfer any financial assets or liabilities between levels 1, 2 and 3 of the fair value hierarchy. The following table presents the Company’s financial instruments carried at fair value using the lowest level input applicable to each financial instrument as of December 31, 2023 and June 30, 2024 (in thousands):

	Total	Level 1	Level 2	Level 3
December 31, 2023
Financial assets
Cash equivalents:
Money market funds	$91	$91	$–	$–
Marketable securities:
Guaranteed investment certificate	30	30	–	–
Financial liabilities
Warrant liability	9,512	–	–	9,512

June 30, 2024 (unaudited)
Financial assets
Cash equivalents:
Money market funds	$9,596	$9,596	$–	$–
Marketable securities:
Guaranteed investment certificate	30	30	–	–
Financial liabilities
Warrant liability	8,252	–	–	8,252
Derivative liability	36,000	–	–	36,000

The Company’s notes payable and deferred royalty obligations are not carried at fair value. The notes payable and deferred royalty obligations are considered level 2 and level 3 financial liabilities, respectively.

The fair value of the Company’s note payable and deferred royalty obligations approximate the carrying value of such obligations. The fair value of the Company’s notes payable are based on the interest rates that are available to the Company on each reporting date. The fair value of the Company’s deferred royalty obligations is based on the projected royalties to be earned under such arrangements and the interest rates that are available to the Company on each reporting date.

Valuation of Warrants

The Company has previously issued warrants to acquire 131,049,051 shares of common stock with exercise prices between $0.34 per share and $1.03 per share.

As of December 31, 2023 and June 30, 2024, the estimated fair value of the underlying common stock was $0.50 and $0.54 per share, respectively. The fair value of the warrants was calculated using the Black-Scholes option pricing model, which includes assumptions of the fair value of the underlying common stock, the risk-free interest rate, volatility, expected term, and expected dividend yield.

Valuation of Derivative Instrument

In connection with the modification of the deferred royalty obligations in the first quarter of 2024, the Company issued an embedded derivative that required a fixed cash payment of $72,135 upon a qualified change of control. At inception, the derivative instrument was estimated to have a de minumus value due to the low probability of a qualified change of control occurring. As of June 30, 2024, management estimated that the probability of such an event occurring had increased to 50%, as a sale process of the entity had been initiated. The process was ultimately completed on September 3, 2024 and $72,135 was paid upon closing.

Changes in Fair Value of Level 3 Instruments

The following table sets forth a summary of changes in the fair value of the Company’s warrant and derivative liabilities for which fair value is determined by Level 3 inputs for the year ended December 31, 2023 and the six-months ended June 30, 2024 (in thousands):

	Warrant Liability	Derivative Liability
Fair value as of January 1, 2023	$8,703	$–
Change in fair value of financial instrument	809	–
Fair value as of December 31, 2023	9,512	–
Issuance of derivative instrument	–	–
Change in fair value of financial instrument	(1,260)	36,000
Fair value as of June 30, 2024 (unaudited)	$8,252	$36,000

4. Cash, Cash Equivalents, and Marketable Securities

Cash equivalents and marketable securities comprise of the following (in thousands):

	December 31, 2023	June 30, 2024 (unaudited)
Money market funds	$91	$9,596
Guaranteed investment certificate	30	30
Total cash equivalents and marketable securities	$121	$9,626

There are no unrealized gains or loss related to the marketable securities as the fair value is equal to the amortized cost basis. As of December 31, 2023 and June 30, 2024, all marketable securities have maturities that expire within one year of the respective reporting date. The Company has not recorded any allowances for credit losses associated with the marketable securities during the year ended December 31, 2023 or the six-months ended June 30, 2024.

5. Inventory

Inventory comprises of the following (in thousands):

	December 31, 2023	June 30, 2024 (unaudited)
Raw materials	$902	$672
Work in process	2,460	1,986
Finished goods	2,189	2,815
Total inventory	$5,551	$5,473

The aggregate charges related to excess and obsolete inventory during the year ended December 31, 2023 and the six-months ended June 30, 2024, were $470 and $6, respectively. These expenses were recorded as a component of cost of product revenues.

6. Property and Equipment, Net

Property and equipment, net comprise of the following (in thousands):

	December 31, 2023	June 30, 2024 (unaudited)
Computer equipment	$398	$649
Leasehold improvements	1,143	200
Furniture and fixtures	386	259
Total property and equipment	1,927	1,108
Less: accumulated depreciation	1,494	526
Property and equipment, net	$433	$582

Depreciation expense for the year ended December 31, 2023 and the six-months ended June 30, 2024 was $120 and $104, respectively. The Company has not recorded any impairment losses on long-lived assets during the year ended December 31, 2023 or the six-months ended June 30, 2024.

7. Notes Payable, Deferred Royalty Obligations, Warrants, and Derivative Liability

In prior years, the Company entered into a series of senior secured notes that were issued in conjunction with deferred royalty obligations and warrants for total cash proceeds of $150,000. The Company also separately entered into a deferred royalty obligation for total cash proceeds of $72,135. Each of the instruments were considered to be separate freestanding instruments which were required to be accounted for separately. The deferred royalty obligations and warrants were initially recorded at fair value, and the remaining proceeds were allocated to the note arrangements.

In February 2022, the Company restructured the notes payable. The Company settled a portion of the outstanding notes for the issuance of equity shares and amended the terms, including the interest rate and term, or the remaining notes. The transaction was accounted for as a troubled debt restructuring, where the notes were recognized at fair with a corresponding gain. All outstanding warrants were either exercised or were cancelled as a result of the debt restructuring. Concurrently the Company secured an asset-backed line of credit and issued warrants to purchase class common stock. The warrants were considered to be an issuance cost of the debt transaction and initially recorded at fair value.

In March 2024, the Company amended the notes payable to defer certain principal payments which were due during the year ended December 31, 2024 until the year ended December 31, 2026. Also on March 29, 2024, the Company modified one of the deferred royalty obligations to remove a minimum royalty obligation in exchange for an increase to the royalty rate. In addition, upon a qualified change of control, a one-time cash payment of $72,135 would become due, the royalty rate would increase in future periods, and the term of the royalty period would be extended. The one-time cash payment upon a qualified change of control was determined to be an embedded derivative which requires bifurcation and separate accounting. At inception, the derivative was determined to have a de minimus value due to the low probability of a qualified financing occurring. Upon the Company’s acquisition by Collegium on September 4, 2024, the $72,135 payment was made and the royalty rate was changed to 7.4% for net sales prior to July 1, 2025 and to 9.7% thereafter through March 2032.

Notes Payable

The notes payable have a principal balance of $150,000 and bear interest at 10% per annum. Interest payments are due semi-annually on March 31 and September 30 of each year and the notes payable has a maturity date in September 2026. For the year ended December 31, 2023 and the six-months ended June 30, 2024, the Company recognized $15,000 and $7,519 in interest expense related to the notes payable.

As of December 31, 2023, principal payments for the notes payable are as follows (in thousands):

Years ended December 31,	Principal Payments
2024	$–
2025	11,250
2026	138,750
Total principal payments	150,000
Less: unamortized discount and issuance costs	(64)
Total notes payable	$149,936

Asset Backed Line of Credit

The Company has an asset backed line of credit that provides a facility of up to $20,000 and bears interest at an interest rate of Term SOFR plus 4.6% on amounts drawn and 0.5% as a commitment fee on any undrawn amounts. The asset backed line of credit is secured against the Company’s outstanding accounts receivable and has a maturity in February 2025. Transaction costs are recognized in prepaid expenses and are amortized on a straight-line basis over the term of the instrument. As of December 31, 2023 and June 30, 2024, the Company had outstanding balances of $7,308 and $12,625, respectively. Receipts of the Company’s accounts receivable are applied against the facility when received and a final principal payment is contractually due upon maturity of the instrument in 2025.

Deferred Royalty Obligations

The deferred royalty obligations require the payment of a contractual percentage of the sales of JORNAY PM, with payments made semi-annually in March and September of each year. As of December 31, 2023, certain of the deferred royalty obligations contain a minimum royalty obligation, where a payment is made at maturity for any shortfall of royalties paid compared to this threshold. This feature was removed in March 2024 based on an amendment to the agreements.

The deferred royalty obligations were initially recorded at fair value, net of issuance costs, and are revalued each reporting date based on changes in anticipated royalties discounted utilizing the interest rate determined at the inception of each arrangement. As of December 31, 2023 and June 30, 2024, the Company recorded a deferred royalty obligation liability of $110,988 and $123,508, respectively. The Company recorded interest expense, including expense related to the adjustment of the royalty liability for changes in anticipated royalties, of $28,600 and $16,560 for the year ended December 31, 2023 and the six-months ended June 30, 2024, respectively.

Warrants

Warrants to purchase 131,049,051 shares of class A common stock were issued in 2022, which have an exercise price which range from $0.34 per share to $1.03 per share. The warrants are recorded as a liability at fair value. As of December 31, 2023 and June 30, 2024, the Company recorded a warrant liability of $9,512 and $8,252, respectively. The Company recorded a change in fair value of warrants of $809 and $(1,260) for the year ended December 31, 2023 and the six-months ended June 30, 2024, respectively.

Derivative Liability

The derivative liability relates to an embedded feature within a deferred royalty obligation for a one-time cash payment upon a qualified change of control which requires bifurcation and separate accounting. At inception, the feature had a di minimus value, predominately due to the low probability of the occurrence of the qualified change of control. As of June 30, 2024, the probability of a qualified financing had increased to 50% as the Company had initiated a process to complete a strategic sale of the entity and had received indicators of interest from potential acquirors. As a result, a derivative liability of $36,000 was recorded as of June 30, 2024 with a corresponding expense recognized for the six-months ended June 30, 2024 as a component of change in fair value of financial instruments.

8. Share Capital

As of December 31, 2023 and June 30, 2024, the Company has authorized for issuance 1.0 billion class A common shares and unlimited class B and C common shares, all of which do not include any par value.

As of December 31, 2023 and June 30, 2024, the Company has reserved 199,535,621 shares under equity compensation plans and for the settlement of warrants, respectively.

9. Stock-Based Compensation

During the year ended December 31, 2022, the Company implemented a management incentive plan (“MIP”), which provides for discretionary awards to certain Company directors and employees. Under the terms of the MIP, the Company has issued awards which require a cash payment upon a liquidity event for the difference of the price of class A common shares and a contractual monetary amount. The Company has not recognized any compensation expense related to these awards as the achievement of a liquidity event is not considered to be probable under ASC 718.

The following table summarizes the Company’s MIP award activity for the year ended December 31, 2023 and the six month period ended June 30, 2024:

Number of Awards
Balance at January 1, 2023	45,298,034
Granted	1,242,343
Forfeited	(1,024,387)
Balance at December 31, 2023	45,515,990
Granted	828,225
Forfeited	(1,024,385)
Balance at June 30, 2024 (unaudited)	45,319,830

10. Revenue

The Company recognizes revenue when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements with a customer, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the assets is one year or less.

For sale of commercial product to distributors, revenue is recognized when the customer takes control of the Company’s product, which occurs at a point in time. This generally occurs upon delivery of the products to customers, at which point the Company recognizes revenue and records accounts receivable. The transaction price for product sales includes variable consideration related to sales deductions, including: (i) rebates and incentives, including managed care rebates, government rebates, co-pay program incentives, and sales incentives and allowances; (ii) product returns, including return estimates; and (iii) trade allowances and chargebacks, including fees for distribution services, prompt pay discounts, and chargebacks. The Company will estimate the amount of variable consideration that should be included in the transaction price under the expected value method for all sales deductions other than trade allowances, which are estimated under the most likely amount method. These provisions reflect the expected amount of consideration to which the Company is entitled based on the terms of the contract. In addition, the Company made a policy election to exclude from the measurement of the transaction price all taxes that are assessed by a governmental authority that are imposed on revenue-producing transactions.

Product Revenue Provision and Allowance Activity

The following table summarizes activity in each of the Company’s product revenue provision and allowance categories for the year ended December 31, 2023 and the six-months ended June 30, 2024 (in thousands):

	Chargebacks and Allowances (1)	Rebates and Incentives (2)	Product Returns (3)
Balance at January 1, 2023	$888	$27,878	$2,074
Provision for current period sales	34,872	113,344	37,150
Changes in estimate for prior period sales	(210)	1,188	-
Credits/payments made	(34,349)	(104,559)	(16,737)
Balance at December 31, 2023	$1,201	$37,851	$22,487
Provision for current period sales	20,265	75,097	22,502
Changes in estimate for prior period sales	(58)	2,973	-
Credits/payments made	(20,063)	(76,503)	(10,020)
Balance at June 30, 2024 (unaudited)	$1,345	$39,418	$34,969

(1)	Provisions for chargebacks and allowances include fees for distribution service fees, prompt pay discounts, and chargebacks. Chargebacks and allowances are deducted from gross revenue at the time revenues are recognized and are recorded as a reduction to accounts receivable in the Company’s Consolidated Balance Sheets.

(2)	Provisions for rebates and incentives include managed care rebates, government rebates and copay program incentives. Provisions for rebates and incentives are deducted from gross revenues at the time revenues are recognized and are included in accounts payable and accrued liabilities in the Company’s Consolidated Balance Sheets.

(3)	Provisions for product returns are deducted from gross revenues at the time revenues are recognized and are included in accounts payable and accrued liabilities in the Company’s Consolidated Balance Sheets.

Contract Liabilities (Deferred Revenue)

The Company’s contract liabilities, or deferred revenue, primarily relate to contracts where the Company has received payment, but it has not yet satisfied or fully satisfied the related performance obligations. Upfront payments and fees are recorded as deferred revenue upon receipt or when due and may require deferral of revenue recognition to a future period until the Company satisfies its obligations under these arrangements.

The Company’s only contract liability relates to a contract with Knight Therapeutics, Inc. (“Knight”), which was entered into by Ironshore and Knight in May 2024. The contract provides Knight the right to sell Jornay PM in Canada and certain countries in Latin America. The contract provides for an upfront payment of $10,000, sales milestones, royalties on net revenue, and reimbursement for certain manufacturing expenses. The Company has identified one combined performance obligation in the contract, which includes intellectual property rights, regulatory services, and commercial manufacturing. The performance obligation has not yet been met and therefore no revenue has been recognized as of June 30, 2024.

As of June 30, 2024, the performance obligation is not expected to be satisfied in the next twelve months, and therefore amounts are presented as a noncurrent liability.

11. Income Taxes

For the year ended December 31, 2023 and the six-months ended June 30, 2024, the Company did not record a current or deferred income tax expense or (benefit) due to current and historical losses incurred by the Company other than in the US jurisdiction.

The following table presents information regarding the Company’s income tax expense for the year ended December 31, 2023 and the six months ended June 30, 2024:

	Year Ended December 31, 2023	Six-Months Ended June 30, 2024 (unaudited)
Current provision:
U.S. federal	$886	$1,205
U.S. state	83	(53)
Total current provision:	$969	$1,152

Effective tax rate:	(2.0)%	(1.7)%

A reconciliation of income tax expense recognized for the year ended December 31, 2023 to the zero income tax rate of the Cayman Islands is as follows:

Year Ended December 31, 2023
Income tax expense at statutory rate	0.0%
Change resulting from
Permanent differences	(0.1)%
Change in valuation allowance	(15.7)%
Impact relating to foreign tax rate differential	13.1%
Change in tax rates	0.7%
Effective income tax rate	(2.0)%

The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 were as following:

As of December 31, 2023
Deferred tax assets
Net operating loss carryforwards	$195
Reserves	15,208
Inventory	112
Leases	398
Interest	77
Gross deferred tax assets	15,990
Valuation allowance	(15,600)
Deferred tax assets after valuation allowance	390
Deferred tax liabilities – property and equipment	(390)
Net deferred tax assets	$0

The Company does not have any unrecognized tax benefits.

12. Lease Agreements

The Company has limited leasing activities and these are primarily related to office lease arrangements. The Company’s leased assets include several properties, which have lease terms ranging from 10 to 110 months. Some leases include extension options exercisable up to one year before the end of the cancellable lease term. Typically, the option to renew the lease is for an additional period of time with rent escalations that are consistent with the initial lease term. Renewal options are included in the measurement of the lease only when the Company is reasonably certain to exercise that option.

The lease arrangements contain fixed and in-substance fixed payments, and certain leases also contain variable lease payments. Most leases include annual escalation clauses with reference to a contractual rate.

The components of lease cost for the year ended December 31, 2023 and the six-months ended June 30, 2024 are as follows (in thousands):

	Year Ended December 31, 2023	Six-Months Ended June 30, 2024 (unaudited)
Operating lease cost	$1,514	$625
Short-term lease cost	59	30
Variable lease cost	138	74
Total lease cost	$1,711	$729

The lease term and discount rate for operating leases for the year ended December 31, 2023 and the six months ended June 30, 2024 are as follows:

	Year Ended December 31, 2023	Six-Months Ended June 30, 2024 (unaudited)
Weighted-average remaining lease term (years)	8.3	8.3
Weighted average discount rate	8.0%	8.0%

Cash paid for amounts included in the measurement of lease liabilities was $493 and $287 for the year ended December 31, 2023 and the six-months ended June 30, 2024, respectively.

The aggregate future minimum lease payments as of December 31, 2023 are as follows (in thousands):

Years ended December 31,	Lease Payments
2024	$523
2025	247
2026	254
2027	261
2028	268
Thereafter	1,199
Total payments	2,752
Less: discount	(763)
Total lease liability	$1,989

13. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	As of December 31, 2023	As of June 30, 2024 (unaudited)
Accounts payable	$10,138	$15,696
Accrued rebates	37,851	39,418
Accrued returns	22,487	34,969
Accrued interest	3,750	3,750
Accrued bonuses	3,406	2,432
Other accrued liabilities	905	4,089
Total accounts payable and accrued liabilities	$78,537	$100,354

14. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31, 2023	As of June 30, 2024 (unaudited)
Prepaid expenses with copay program vendors	$5,825	$7,000
Prepaid regulatory fees	1,563	521
Prepaid manufacturing costs	998	658
Prepaid insurance	892	242
Prepaid expense for Jornay post-marketing studies	-	1,307
Other prepaid expenses and other current assets	1,931	694
Total prepaid expenses and other current assets	$11,209	$10,422

15. Subsequent Events

The Company has completed an evaluation of all subsequent events after the consolidated balance sheet date through November 14, 2024, the date the consolidated financial statements were issued, and included appropriate disclosure of events both recognized in the financial statements and events which occurred subsequently but were not recognized in the consolidated financial statements.

The Company amended certain notes payable and deferred royalty obligations on March 29, 2024, as described further in Note 7.

The Company was acquired by Collegium on September 3, 2024, as described in further detail in Note 1.